EXHIBIT 99
                                                           FOR IMMEDIATE RELEASE
                                                  For More Information, Contact:
                                                                  Dale E. Redman
                                                      Executive Vice President &
                                                         Chief Financial Officer
                                                    504.987.2385 or 800.234.8232

          UNITED COMPANIES TO EXPLORE POTENTIAL STRATEGIC PARTNERSHIP; EXPECTS SECOND QUARTER NET INCOME OF $3 MILLION TO $5 MILLION

BATON ROUGE, La., July 21, 1998 - United Companies (NYSE:UC) today announced the decision of its Board of Directors that, after a five month analysis completed by the Company, with the assistance of an internationally recognized independent management consulting firm, it is desirable to seek a potential strategic partnership that could improve United Companies' ability to access additional capital to accelerate its growth.

J. Terrell Brown, United Companies' chairman and chief executive officer, said the Board appointed a Special Committee to explore this strategic alternative, and has retained Salomon Smith Barney to assist in the process.

"Given the more competitive landscape and potential to take advantage of significant opportunities in the marketplace today, United Companies' Board has concluded it is appropriate at this time to explore a strategic partnership that could potentially accelerate our ability to deliver even greater shareholder value, and preliminary investigation supports this," Brown said.

"United Companies is one of the leaders in the sub-prime lending industry," Brown said. "We possess a highly productive and one of the largest retail networks in the home equity lending industry, and have proprietary skills and experience in underwriting and loan servicing. Our marketing skills, national distribution system, and market position are outstanding."

Separately, the Company said that it expects to report second quarter net income of $3 million to $5 million, or between $0.10 and $0.15 per diluted share, compared to $23.8 million and $0.73 respectively, in the prior year period. These are preliminary estimates and are subject to change as the Company completes its quarterly financial results. The Company plans to report its quarterly financial results on July 29.

"We anticipate that second quarter results will be below analyst expectations primarily due to approximately $10 million in charges relating to the valuation of our interest-only strips. While this adjustment is relatively small compared to the size of our portfolio, like many others in our industry, we are seeing prepayment rates that are higher than we have historically experienced," Brown said.

Brown noted that during the quarter, the Company's loan production and expenses were in line with expectations, delinquencies were stable and charge-offs were below first quarter levels.

United Companies Financial Corporation is a specialty finance company that provides consumer loan products nationwide through its lending subsidiaries. The Company's Common and Preferred Stock trade on the New York Stock Exchange under the symbols "UC" and "UCPRI" respectively.

The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not historical facts are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the asset securitization industry and in performance of the financial markets, in the demand for and market acceptance of United Companies' products, and in general economic conditions, including interest rates; the presence of competitors with greater financial resources and the impact of competitive products and pricing; the effect of the Company's policies including the amount and rate of growth of Company expenses; the continued availability to the Company of adequate funding sources; actual prepayment rates and credit losses on loans sold as compared to prepayment rates and credit losses assumed by the Company at the time of sale for purposes of its gain on sale computations; the effect of changes in market interest rates on the spread between the coupon rates on loans sold and the rates on securities backed by such loans issued by the Company in securitization transactions and on the discount rate assumed by the Company in its gain on sale computations; timing of loan sales; the quality of the Company's owned and serviced loan portfolio including levels of delinquencies, customer bankruptcies and charge-offs; ratings; and various legal, regulatory and litigation risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Investment Considerations in the Company's Annual Report on Form 10-K for the year ending December 31, 1997, as well as other Company filings with the Securities and Exchange Commission.